NCR Announces $250 Million Share Repurchase and Increases 2016 Full Year EPS Guidance

DULUTH, Ga. -- March 7, 2016 -- NCR Corporation (NYSE: NCR) today announced that it has commenced further repurchases of its common stock under its previously disclosed April 1999 and November 2000 authorized share repurchase programs. The repurchases, which resumed in February, are expected to total $250 million in 2016. These repurchases follow NCR’s successful $1 billion share repurchase in December 2015.

“Share repurchases are an important part of our capital allocation strategy,” said Chairman and CEO Bill Nuti. “Further, these repurchases are an indication of our confidence in future free cash flow, and our belief that the current stock price is very attractive.”

Any share repurchases will be made by NCR in compliance with, and at such times as permitted by, federal securities law and may be suspended or discontinued at any time.

As a result of the share repurchases, NCR is updating its full year 2016 guidance for non-GAAP diluted EPS to $2.85 to $2.95 from its previous guidance of $2.72 to $2.82 as well as its full year 2016 guidance for GAAP diluted EPS to $2.20 to $2.30 from its previous guidance of $2.07 to $2.17. In addition to updating full year 2016 diluted EPS guidance, NCR also reaffirms its full year 2016 and Q1 2016 guidance previously provided in its earnings call on February 9, 2016.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in consumer transaction technologies, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables nearly 550 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 30,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Gavin Bell
NCR Corporation
212.589.8468
gavin.bell@ncr.com

Note to Investors. This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR’s expectations for additional share repurchases in 2016 and non-GAAP earnings for 2016. Forward-looking statements are based on NCR’s current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: domestic and global economic and credit conditions including, in particular, market conditions and spending trends in the financial services industry, fluctuations in oil and commodity prices and their effects on local, regional and global market conditions, and economic and market conditions in Russia and China; the impact of NCR’s indebtedness and its terms on NCR’s financial and operating activities; the impact of the terms of NCR’s strategic relationship with Blackstone and its Series A Convertible Preferred Stock; foreign currency fluctuations; NCR’s ability to successfully introduce new solutions and compete in the information technology industry; the transformation of NCR’s business model and NCR’s ability to sell higher-margin software and services; NCR’s ability to improve execution in its sales and services organizations; defects or errors in NCR’s products or problems with NCR’s hosting facilities; compliance with data privacy and protection requirements; manufacturing disruptions; collectability difficulties in subcontracting relationships in Emerging Industries; the historical seasonality of NCR’s sales; the availability and success of acquisitions, divestitures and alliances; NCR’s pension strategy and underfunded pension obligation; the success of NCR’s ongoing restructuring plan; tax rates; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; environmental exposures from NCR’s historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions. Additional information concerning these and other factors can be found in NCR’s filings with the U.S. Securities and Exchange Commission, including NCR’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. NCR does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures

Non-GAAP diluted earnings per share (EPS) is a non-GAAP measure. It is included to provide additional useful information regarding NCR’s financial results, and is not a substitute for, or superior to, its most directly comparable GAAP measure, diluted EPS (GAAP).

NCR’s Non-GAAP diluted EPS is determined by excluding mark-to-market pension adjustments and pension settlements, curtailments and special termination benefits, and other special items including amortization of acquisition related intangibles, from NCR’s GAAP income (loss) from operations. NCR management’s definition and calculation of Non-GAAP diluted EPS may differ slightly from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. Non-GAAP diluted EPS should not be considered a substitute for, or superior to, results determined in accordance with GAAP. Non-GAAP diluted EPS is reconciled to its most directly comparable GAAP measure, diluted EPS (GAAP), in the table below.

Reconciliation of Diluted Earnings Per Share (GAAP) to Non-GAAP Diluted Earnings Per Share
and Diluted Earnings Per Share (non-GAAP)

	Current 2016 Guidance	Prior 2016 Guidance
Diluted EPS (GAAP)	$2.20 - $2.30	$2.07 - $2.17
Restructuring Plan	0.10	0.10
Acquisition-related amortization of intangibles	0.50	0.50
Acquisition-related costs	0.05	0.05
Non-GAAP Diluted EPS	$2.85 - $2.95	$2.72 - $2.82